     As filed with the Securities and Exchange Commission on March 29, 1996
                                                        Registration No. 33 -
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM  S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               INAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida                       3800 Howard Hughes Parkway           59-0920629
(State or other jurisdiction    Las Vegas, Nevada 89109         (I.R.S. Employer
of incorporation or organization) (702) 791-3388             Identification No.)

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Donald K. McGhan
                               Inamed Corporation
                      3800 Howard Hughes Parkway, Suite 900
                             Las Vegas, Nevada 89109
                                 (702) 791-3388
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: From time to time after the effective date of the registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum                Proposed Maximum
  Title of Shares to be           Amount to be         Offering Price Per Share        Aggregate Offering Price         Amount of
       Registered                Registered (1)                   (2)                             (2)               Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value             3,500,000
$.01 per share                       shares                     $11.31                        $39,593,750                $13,654
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

     (1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to such additional shares of Inamed Corporation Common Stock as may be issued as a result of the anti-dilution provisions contained in certain convertible notes issued by Inamed Corporation described elsewhere in this Registration Statement.

     (2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Inamed Corporation Common Stock, par value $.01 per share, on March 22, 1996.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated March 29, 1996

PROSPECTUS

                               INAMED CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)

     This Prospectus relates to shares of the Common Stock, par value $.01 per share (the "Common Stock") of Inamed Corporation, a Florida corporation (the "Company" or "Inamed"), to be issued from time to time upon conversion of up to approximately $35 million aggregate principal amount of certain convertible notes (the "Notes") of the Company, and the offering and sale of such shares by the holders thereof (each a "Selling Stockholder") from time to time thereafter (all such shares being hereinafter referred to collectively as the "Shares"). See "Shares Being Offered" and "Selling Stockholders." As of the date of this Prospectus, the approximately $35 million aggregate principal amount of Notes are convertible at the current conversion rate into an aggregate of 3,500,000 shares of Common Stock.

     Shares of the Common Stock are traded on the Nasdaq SmallCap Market under the symbol "IMDCC."

     AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

Each of the shares of Common Stock offered hereby may be offered for sale and sold by the Selling Stockholders from time to time in varying amounts, including in block transactions, on the Nasdaq SmallCap Market at then prevailing prices or in private transactions at prices and on terms to be determined at the time of sale. The Shares may be sold by the Selling Stockholders directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number and series of Shares to be sold, the name of the Selling Stockholders, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to underwriters, agents or broker-dealers and (ii) certain other expenses of the offering and sale of the Shares that will be the responsibility of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares. The Company knows of no selling arrangement between any underwriter, agent or broker-dealer and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                 The date of this Prospectus is March __, 1996.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Shares and the Company, reference is made to the Registration Statement. Statements contained herein or in any document incorporated herein by reference concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and at Suite 1300, Seven World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K of the Company for the year ended December 31, 1995, the Company's Current Report on Form 8-K dated February 6, 1996, and the description of the Inamed Common Stock contained in the Company's registration statement filed pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares described in this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Donald K. McGhan, President, Inamed Corporation, 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89109; telephone (702) 791-3388.

                                   THE COMPANY

     Inamed Corporation (the "Company"), through its 23 domestic and international operating subsidiaries, develops, manufactures and markets medical devices and products for surgical specialty applications. The Company's major operating subsidiaries are: McGhan Medical Corporation and CUI Corporation, which develop, manufacture and sell medical devices principally for the plastic and general surgery fields; Bioenterics Corporation which develops, manufactures and sells medical devices and associated instrumentation to the bariatrics and general surgery fields; Biodermis Corporation which develops, produces and distributes premium products for dermatology, wound care and burn treatment; Bioplexus Corporation which is a development stage company that develops, produces and distributes specialty medical products for use by the general surgery profession; Flowmatrix Corporation which manufactures high quality silicone components and devices for Inamed's wholly-owned subsidiaries and distributes an international line of proprietary silicone products; Medisyn Technologies Corporation which focuses on the development and promotion of the merits of the use of silicone chemistry in the fields of medical devices, pharmaceuticals and biotechnology; Inamed Development Company, which is engaged in the research and development of new medical devices using silicone-based technology; McGhan Limited, an Irish corporation which manufactures medical devices principally for the plastic and general surgery fields; Medisyn Technologies, Ltd. and Chamfield Ltd., Irish corporations which specialize in the development of silicone materials for use by Inamed's wholly-owned subsidiaries; and Inamed B.V., a Netherlands corporation, Inamed B.V.B.A., a Belgium corporation, Inamed GmbH, a German corporation, Inamed S.R.L., an Italian corporation, Inamed Ltd., a United Kingdom corporation, Inamed S.A.R.L., a French corporation and Inamed S.A., a Spanish corporation, which all sell medical devices on a direct sales basis in the various countries in which they are located. The Company has five additional foreign and domestic subsidiaries which have recently been formed and which at present have immaterial operations.

     Since 1984, the Company has experienced sales growth from approximately $2.4 million to over $80 million for the year ended December 31, 1995. With respect to products manufactured by the Company's subsidiaries specializing in plastic surgery products, the Company and/or its subsidiaries are defendants in numerous State court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under Chief Judge Sam C. Pointer, Jr., U.S. District Court, regarding Master File No. C892-P-10000-S (Silicone Gel Breast Implants Product Liability Litigation MDL 926). The claims are for general and punitive damages substantially exceeding provisions made in the Company's consolidated financial statements. The Company is currently in negotiations to settle the primary litigation relating to this matter. See "Risk Factors; Litigation."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING DISCUSSION OF RISK FACTORS IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING IN THE REPORTS OF THE COMPANY FILED WITH THE COMMISSION UNDER THE EXCHANGE ACT, INCLUDING THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 FILED WITH THE COMMISSION AND THE CURRENT REPORT ON FORM 8-K FILED WITH THE COMMISSION ON FEBRUARY 6, 1996.

Litigation

     Inamed and/or its subsidiaries are defendants in numerous state court actions and a federal class action in the United States District Court, Northern District of Alabama, Southern Division, under the Chief Judge Sam C. Pointer, Jr., U.S. District Court, regarding Master File No. C892-P-10000-S (Silicone Gel Breast Implants Product Liability Litigation MDL 926). The claims are for general and punitive damages substantially exceeding provisions made in the Company's consolidated financial statements. The Company's consolidated financial statements have been prepared assuming that the Company will withstand the financial results of said litigation.

     Several U.S. based manufacturers negotiated a settlement with the Plaintiffs' Negotiating Committee ("PNC"), and on March 29, 1994 filed a Proposed Non-Mandatory Class Action Settlement in the Silicone Breast

Implant Products Liability (the "Settlement Agreement") providing for settlement of the claims as to the class (the "Settlement") as described in the Settlement Agreement. The Settlement Agreement provides for resolution of any existing or future claims, including claims for injuries not yet known, under any federal or state law, from any claimant who received a silicone breast implant prior to June 1, 1993. A fairness hearing for the non-mandatory class was held before Judge Pointer on August 18, 1994. On September 1, 1994, Judge Pointer gave final approval to the non-mandatory class action settlement.

     The Company was not originally a party to the Settlement Agreement. However, on April 8, 1994, the Company and the PNC reached an agreement that would join the Company into the Settlement. The agreement reached between the Company and the PNC added value to the Settlement by enabling all plaintiffs and U.S. based manufacturers to participate in the Settlement, and facilitating the negotiation of individual contributions by the Company, Minnesota Mining and Manufacturing Company ("3M") and Union Carbide Corporation ("UCC") which total more than $440 million.

     Under the terms of the Settlement Agreement, the parties stipulate and agree that all claims of the Settlement Class against the Company regarding breast implants and breast implant materials shall be fully and finally settled and resolved on the terms and conditions set forth in the Settlement Agreement.

     Under the terms of the Settlement Agreement, the Company agreed to pay
$1 million to the Settlement fund for each of 25 years starting three years after Settlement approval by the Court. The Company recorded a pre-tax charge of $9.1 million in the fourth quarter of 1993. The charge represent the present value (discounted at 8%) of the Company's settlement of $25 million over a payment period of 25 years.

     Under the Settlement, $1.2 billion had been provided for "current claims" (disease compensation claims). In May 1995, Judge Pointer completed a preliminary review of current claims which had been filed as of September 1994, in compliance with deadlines set by the court. Judge Pointer determined that, based on the preliminary review, it appeared that projected amounts of eligible current claims exceeded the $1.2 billion provided in the Settlement. The Settlement provided that in the event of such over-subscription, the amounts to be paid to eligible current claimants would be reduced and claimants would have a right to "opt-out" of the Settlement at that time.

     On October 1, 1995, Judge Pointer finalized details of a scaled-back breast implant injury settlement involving defendants Bristol-Myers Squibb, Baxter International and 3M, allowing plaintiffs to reject this settlement and file their own lawsuits if they believe payments are too low. On November 14, 1995, McGhan Medical Corporation and UCC were added to this list of settling defendants to achieve the Bristol, Baxter, 3M, McGhan and UCC Revised Settlement Program (the "Revised Settlement Program").

     The Company has opposed the plaintiffs' claims in these complaints and other similar actions, and continues to deny any wrongdoing or liability to the plaintiffs of any kind. However, the extensive burdens and expensive litigation the Company would continue to incur related to these matters prompted the Company to work toward and enter into the Settlement which insures a more satisfactory method of resolving claims of women who have received the Company's breast implants.

     Management's commitment to the Settlement under the Revised Settlement Program does not alter the Company's need for complete resolution sought under a Mandatory (Limited Fund, non-opt) Settlement Class (the "Mandatory Class") which the Company has had on file with the District Court since October 11, 1994 and which the Company intends to amend to reflect events and commitments entered into by the Company on November 14, 1995 in connection with the Revised Settlement Program. The Company sought this relief under a request filed with the United States

District Court, Northern District of Alabama, Southern Division for Certification of Inamed Corporation Mandatory Class under the provisions of Federal Rules of Civil Procedure. There can be no assurance that the Company will receive a Mandatory Class certification.

     If the Mandatory Class is not certified, then the Company will continue to be a party to the Revised Settlement Program. However, under the Revised Settlement Program, the Company will continue to be subject to further potential litigation from persons who opt out of the Revised Settlement Program. The number of such persons who opt out and the outcome of any ensuing litigation are uncertain. The failure of the Mandatory Class to be certified is expected to have a material adverse effect on the Company.

Need for Additional Financing

     The proceeds from the offering of the Notes (even if converted into Shares) and the Company's existing cash on hand will not be sufficient to fund the Company's full litigation settlement payment or to fund the Company's capital expenditures, working capital and operational needs. Based on the Company's estimates of the potential settlement terms, the Company estimates that it will need at least an additional $40 million over the next 15 years to fund the full settlement commitment, either from operations or financing activities, or both. There can be no assurance that the Company will be able to generate sufficient revenues or obtain any such additional financing or, if it is able to obtain such financing, that it will be available on terms acceptable to the Company. Such needs are in addition to funds needed for planned operations and needed capital expenditures.

Limits on Additional Indebtedness

     The Indenture governing the Notes imposes certain operating and financial restrictions on the Company affecting, among other things, the ability of the Company to incur certain indebtedness and create liens except for Senior Indebtedness (as defined in the Indenture). Unless waived or amended by the holders of the Notes as permitted in the Indenture, these restrictions will continue so long as any Notes are outstanding. In addition, the guaranty and pledge agreements entered into by certain of the Company's subsidiaries in connection with the issuance of the Notes also impose additional limitations on the ability of the subsidiaries to incur certain indebtedness and to create liens. The covenants are subject to various exceptions that are generally designed to allow the Company to continue to operate its business without under restraint and, therefore, are only limited prohibitions with respect to certain activities. However, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financing, respond to changing market conditions and otherwise may restrict corporate activities.

Holding Company Structure

     The Shares represent an interest exclusively in the Company, which is a holding company. Since the operations of the Company are currently conducted entirely through subsidiaries, the cash flow of the Company and its ability to pay dividends on the Common Stock are dependent upon the cash flows of such subsidiaries and the distributions of these subsidiaries are separate and distinct legal entities. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any subsidiary, upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Shares to participate in those assets), will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary that is senior to any security granted in favor of the Company and any indebtedness of such subsidiary senior to that held by the Company.

Dependence Upon Key Personnel and Consultants

     The Company's ability to successfully develop its products, manage growth and maintain a competitive position will depend in a large part on its ability to attract and retain highly qualified scientific and management personnel, and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon its Chairman and its Chief Executive Officer, the principal members of its management, key employees, scientific staff and consultants which the Company may retain from time to time. There can be no assurance that the Company will be able to continue to attract and retain such personnel. This is particularly the case so long as the current product liability litigation remains unresolved. The Company's consultants may be affiliated or employed by others and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. The Company addresses such potential conflicts by requiring that its consultants, scientific collaborators and sponsored researchers execute confidentiality agreements upon commencement of relationships with the Company, by closely monitoring the work of such persons and by requiring material transfer and patent assignment agreements whenever possible and appropriate. Inventions or processes discovered by such persons will not necessarily become the property of the Company and may remain the property of such persons or others.

Control by Management

     The Company's Board of Directors currently consists of its two senior Executive Officers. The Company has been unable to retain independent directors due to the existing litigation. Therefore, management does not have the oversight of independent members of the Board of Directors.

Competition and Technological Uncertainty

     The medical device industry is characterized by extensive world-wide research and development efforts and rapid technological change. Success in the medical device field is dependent upon product quality, reliability, design features, service, price, and the relationship between the Company and the physicians and group purchasing organizations utilizing the products.
The Company believes that its product lines are competitive with other product lines in the market. However, competition from other domestic and foreign medical device companies and research and academic institutions in the areas of product development, product and technology acquisition, manufacturing and marketing is intense and is expected to increase. The Company's products compete with those of a number of other domestic and foreign manufacturers, many of whom have substantially greater revenues and resources than the Company's. These or other competitors may succeed in obtaining approval from the Food and Drug Administration (the "FDA") or other regulatory agencies for their products more rapidly than the Company. Competitors have also developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. With the rapid progress of medical technology the Company's products are always subject to the risk of obsolescence through the introduction of new products or techniques.

Research and Development

     The medical device and product industry is characterized by rapid technological change, which requires a continuous high level of expenditures for enhancing existing products and developing new products. The Company is committed to high expenditures for research and product development. The Company also believes that a crucial factor in the success of a new product is getting it through regulatory approvals and to market quickly to respond to new user needs or advances in medical technologies, without compromising product quality. The Company is continually engaged in product development and improvement programs. During the fiscal years ended December 31, 1993, 1994 and 1995, the Company spent approximately $3.07 million, $3.72 million and $4.39 million, respectively, on research and development activities. There can be no assurance that the Company will be successful in enhancing existing products or developing new products that will timely achieve regulatory approval or receive market acceptance. See "Government Regulation" below. The Company has not engaged in material customer or government sponsored research.

Government Regulation

     The production and marketing of the Company's products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. Most medical devices developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and comparable foreign authorities before they can be marketed. The FDA regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The process of obtaining clearance from the FDA to market products either through pre-market approvals or pre-market notifications is costly and time consuming and can delay the marketing and sale of the Company's products. Additionally, there is no assurance that such approval will be granted. The FDA is empowered to perform unannounced inspections of the Company's facilities and operations and to restrain violations of the FDC Act. The Company has limited experience in, and limited resources available to commit to, regulatory activities. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

     Medical device laws, ranging from device approval requirements to requests for product data and price controls, are in effect in many countries in which the Company does business outside the United States. In addition, government reimbursement policies for health care costs are becoming increasingly significant factors for medical device companies. Currently, U.S. Congress is considering various health care reforms that are designed to reduce the cost of existing government and private insurance programs. It is uncertain at this time what impact, if any, the health care reform efforts will have on the Company. Any changes that limit or reduce reimbursement for the Company's products could have a material adverse effect on the financial condition of the Company.

     The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered due to, among other reasons, regulatory review of each submitted new device application or product license application, as well as changes in regulatory policy during the period of product development. Similar delays may also be encountered in foreign countries. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation.

International Operations

     In addition to the Company's U.S. manufacturing operations, the Company manufactures products at its facilities overseas. The Company maintains sales and marketing offices in many European and other countries. Operations in countries outside the U.S. are subject to certain financial and other risks, including currency restrictions, currency exchange fluctuations and changes in foreign laws. Several countries in which the Company does business have enacted laws and regulations that are protectionist in nature and have resulted in increased costs and operational efforts by the Company in order to continue to effectively compete in those countries. The Company does not presently believe that such laws and regulations will have a material adverse effect on the Company's foreign operations, although there can be no assurance that they will not in the future.

Liability and Recall Exposure

     The use of the Company's products have in the past and may in the future expose the Company to liability claims. These claims could be made directly by patients or consumers or by companies, institutions or others using or selling such products. In addition, the Company is subject to the inherent risk that a government authority or third party may require the recall of one or more of the Company's products. The Company has not obtained liability insurance that would cover a claim relating to the use or recall of its products. In the absence of such insurance, claims made against the Company or a product recall could have a material adverse effect on the Company's financial position, results of operations, cash flows and prospects. In addition, there can be no assurance that, if the Company seeks insurance coverage in the future, such coverage will be available at reasonable cost and in amounts sufficient, if at all, to protect the Company against claims that could have a material adverse effect on the financial condition and prospects of the Company. Further, liability claims relating to the use of the Company's products or a product recall could negatively affect the Company's ability to obtain or maintain regulatory approvals for its products.

Possible Adverse Effects of Future Legislation or Regulations

     Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures. Such new legislation or regulations may materially adversely affect the demand for the Company's products. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control on the health care industry. For example, the Clinton Administration and certain members of Congress have proposed health care reform legislation that may impose pricing or profitability limitations or other restrictions on companies in the health care industry. The announcement of such proposals may materially adversely affect the Company's ability to raise capital or to form collaborations, and the enactment of any such reforms could have a material adverse effect on the Company. In certain foreign markets, the pricing and profitability of health care products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect the Company's financial condition, results of operations and cash flows. From time to time, legislation or regulatory proposals are proposed and discussed which could alter the review and approval process relating to pharmaceutical or medical device products. The Company is unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

Reimbursement

     The Company's ability to sell its products successfully may depend in part on the extent to which reimbursement for such products and related treatment will be available from government health administration authorities, private health insurers, managed care entities and other organizations. Such payors are increasingly challenging the price of medical products and services and establishing protocols and formulaes which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products (especially innovative technologies), and there can be no assurance that adequate reimbursement coverage will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient for realization of an appropriate return on its products.

Manufacturing Capacity

     To be successful, the Company's products must be manufactured in commercial quantities under current Good Manufacturing Practices ("GMP") prescribed by the FDA and at acceptable costs. The Company will need to expand its manufacturing capabilities. In the event the Company determines to expand its manufacturing capabilities, it will require the expenditure of substantial funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such expansion. There can be no assurance that the Company will be able to expand such capabilities successfully. If the Company is not able to expand its manufacturing capabilities, it could materially and adversely affect the Company's financial condition, results of operations, cash flows and prospects.

Uncertainty Regarding Patents and Proprietary Technology

     The Company's success will depend, in part, on its and its licensors' ability to obtain, assert and defend its patents, protect trade secrets and operate without infringing the proprietary rights of others. The Company has filed applications for or has been issued U.S. and foreign patents, and has exclusive or non-exclusive licenses under patent applications or patents of others. The patent position of medical device firms generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patent applications owned by or licensed to the Company will result in issued patents, that any issued patents will provide the Company with proprietary protection or competitive advantages, will not be infringed upon or designed around by others, will not be challenged by others and held to be invalid or unenforceable or that the patents of others will not have a material adverse effect on the Company, its financial condition, results of operations, cash flows and prospects.

     The Company is aware that its competitors and other companies, institutions and individuals have been issued patents relating to its products. In addition, the Company's competitors and other companies, institutions and individuals may have filed patent applications or been issued patents relating to other potentially competitive products of which the Company is not aware. Further, the Company's competitors and other companies, institutions and individuals may, in the future, file applications for, or be granted or license or otherwise obtain proprietary rights to, patents relating to other potentially competitive products. There can be no assurance that these existing or future patents or patent applications will not conflict with the Company's or its licensors' patents or patent applications. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of their patents, which could have a material adverse effect on the Company's competitive position, its financial condition, results of operations, cash flows and prospects. In the event of such conflicts, or in the event the Company believes that such competitive products may infringe the patents owned by or licensed to the Company, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against litigation involving, holders of such conflicting patents or competing products. Such proceedings may materially adversely affect the Company's competitive position, and there can be no assurance that the Company will be successful in any such proceeding. Litigation and other proceedings relating to patent matters, whether initiated by the Company or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, managerial and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties or require the Company to cease production and sale of other products. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licensees, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     The Company also seeks to protect its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

Environmental Matters

     The Company is subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of its business, the Company is involved in the handling, storage and disposal of materials that are classified as hazardous. The Company's safety procedures for handling, storage and disposal of such materials are designed to comply with the standards prescribed by applicable laws and regulations. However, there can be no assurance that the Company will not be involved in an accidental contamination or injury from these materials. In the event of such an accident or injury, the Company could be held liable for any damages that result, and any such liability could materially adversely affect the Company, its financial condition, results of operations, cash flows and prospects. Further, there can be no assurance that the cost of complying with these laws and regulations will not increase materially in the future.

Control by Officers and Directors

     As of December 31, 1995, the Company's officers and directors beneficially owned approximately 21% of the outstanding Common Stock. Depending upon the size of the Board of Directors, these shareholders may be able to elect one or more of the Company's directors and will have the ability to influence the Company and the direction of its business and affairs. Such concentration ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price for the Common Stock.

Potential Volatility of Stock Price; No Dividends

     The market prices for securities of medical device companies have historically been highly volatile. Future announcements concerning the Company or its competitors or industry, including, but not limited to, the results of testing, technological innovations or new commercial products, the achievement of or failure to achieve certain milestones, governmental regulations, rules and orders, developments concerning patents or other proprietary rights, litigation or public concern about the safety of the Company's products, may have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. The Company has never paid dividends, cash or otherwise, on its capital stock and does not anticipate paying any such dividends in the foreseeable future. The Company's agreement with the holders of the Notes prohibits the payment of dividends on its Common Stock.

Nasdaq SmallCap Market Status

     The Company has been notified by The Nasdaq Market, Inc. ("Nasdaq") that Nasdaq believes that the Company is not in compliance with the continuing listing requirements of the Nasdaq SmallCap Market. The Company is in discussions with Nasdaq and believes that the Company is in material compliance with all applicable listing requirements and the Company is committed to undertake such action as is necessary to preserve such compliance and listing. There can be no assurance, however, that Nasdaq will reach the same conclusion as the Company or that the Company will be able to continue to meet the continuing listing requirements of Nasdaq, particularly in light of the pending and threatened litigation against the Company.

Shares of Common Stock Eligible for Sale

     As of December 31, 1995, the Company had an aggregate of approximately 7,677,617 issued and outstanding shares of Common Stock. In addition, as of December 31, 1995, the Company had reserved for issuance an aggregate of approximately 295,400 shares of Common Stock issuable pursuant to: (i) outstanding vested and non-vested options, warrants and similar rights; and
(ii) contingent obligations to issue additional shares. Pursuant to the Company's Certificate of Incorporation, the Company currently has 20,000,000 authorized shares of Common Stock. Subject to certain limitations, the persons holding such options and warrants may obtain the shares of Common Stock underlying such options and warrants at any time. The issuance of a large number of shares of Common Stock would dilute the percentage interest of other existing stockholders of the Company and the holders of Shares.

     Certain stockholders, including certain officers, directors, employees and affiliates of the Company also currently hold issued and outstanding shares of Common Stock and/or certain of the options or warrants to purchase additional shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management of the Company" in the Company's Annual Report on Form 10-K. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock.

                              SHARES BEING OFFERED

     On January 23, 1996, the Company issued $35 million in principal amount of 11% Secured Convertible Notes due 1999 (the "Notes"). The Notes were originally issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     The Notes are secured obligations of Inamed, the principal amount of which is payable on March 31, 1999 and bears interest at the rate of 11% per annum until maturity. The Notes will become convertible on April 22, 1996 (90 days from the closing of the offering of the Notes) at the option of the holder into shares of Common Stock. The Notes will be convertible thereafter until maturity at the option of the holder.

     The Notes will also be automatically convertible upon the occurrence of all of the following: (i) (a) the United States District Court, Northern District of Alabama, Southern Division (or any successor court with jurisdiction over the Silicone Gel Breast Implant Products Liability Litigation (MDL 926)) shall issue an order certifying Inamed Corporation's Mandatory (non "opt-out" Limited Fund) Class under Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure, which order shall become a Final Order and (b) the shares of Common Stock to be issued upon conversion of the Notes shall have been registered with the Commission under the Securities Act of 1933, as amended, and such registration shall continue to be in effect, (ii) 60 days shall elapse from the date of the last to occur of the events described in subclauses (a) and (b) of clause (i),
(iii) subsequent to the occurrence of the events described in clauses (i) and
(ii), the closing bid price of the Company's Common Stock as reported on the Nasdaq SmallCap Market or any other national securities exchange or over-the-counter market on which the Company's Common Stock is then listed or quoted shall equal or exceed $14.00 per share for 15 consecutive trading days and (iv) subsequent to the occurrence of the events described in clauses (i), (ii) and
(iii), the Company delivers to the trustee under the Indenture governing the Notes an officers' certificate stating that no material adverse change has occurred since the filing of the Company's Annual or Quarterly Report on Form 10-K or 10-Q filed most recently prior to the delivery of such officers' certificate. "Final Order" as used herein means an order or judgment of the court with jurisdiction in the respective matter or other court of competent jurisdiction as to which the time to appeal, seek leave to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument, rehearing or leave to appeal shall then be pending or as to which any right to appeal, petition for certiorari, reargue, rehear or seek leave to appeal shall have been waived in writing in form and substance satisfactory to the Company or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof or leave to appeal has been motioned for or sought, such order of the court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing or leave to appeal was motioned for or sought, and the time to take any further appeal, petition for certiorari, move for reargument or rehearing or seek leave to appeal shall have expired. The conversion of the Notes pursuant to the foregoing provisions (the "Automatic Conversion") shall be deemed to have been effected as to any and all outstanding Notes on the date of the fifteenth consecutive trading day on which the Company's Common Stock shall have satisfied the trading requirements specified in clause (iii) of the first sentence of this paragraph, and the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; PROVIDED, HOWEVER, that any such Automatic Conversion on any date when the Company's stock transfer books are closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect on the date upon which the Automatic Conversion is deemed to have been effected.

     The Notes are presently convertible at any time after the stated occurrences at the option of the holder into one share of Inamed Common Stock for each $10.00 principal amount of Notes, subject to adjustment under stated circumstances.

     As of the date of this Prospectus, Notes in the aggregate principal amount of $35 million are outstanding, which Notes are convertible at the current conversion rate into an aggregate of 3,500,000 shares of Common Stock.

The names of the persons who currently hold the Notes, the aggregate principal amount of the Notes held by each such holder and the number of whole shares of Inamed Common Stock into which the Notes of such holder are convertible at the current conversion rate are set forth under "Selling Stockholders" below. Neither the Notes nor the Shares may be transferred unless they are registered under the Securities Act or an exemption from registration is available. The Notes have not been registered under the Securities Act and the Company has no obligation to register the Notes.

     The Indenture includes an undertaking of the Company to use its best efforts to register the Shares. Specifically, the Company shall: (i) use its best efforts to file as or before March 31, 1996 (the "Filing Deadline") with the Commission, and shall use its best efforts to cause to become effective, a registration statement on Form S-3 with respect to the shares of the Company's Common Stock issuable upon the conversion of the Notes. In the event the Commission or its staff determines that the Company is not eligible to register the shares of the Company's Common Stock issuable upon the conversion of the Notes on Form S-3, then the Company shall use its best efforts to file with the Commission by the Filing Deadline and shall use its best efforts to cause to become effective a registration statement on Form S-1 or another appropriate form of the Commission. The Company shall keep such registration statement on Form S-3 effective as long as permissible under the securities laws and shall keep any such registration statement on Form S-1 (or other form) effective until thirty (30) days following the earlier of: (A) Automatic Conversion of the Notes or (B) the stated maturity of the Notes. If any such registration statement is not filed with the Commission on or before the Filing Deadline, then the Company shall pay as liquidated damages additional interest on the principal amount of the Notes, payable in cash and equal to one-half of one percent (1/2%) per annum, to holders of the Notes. If a registration statement with respect to the shares of the Company's Common Stock issuable upon conversion of the Notes is not declared effective by the Commission within 90 days of the Filing Deadline, then the Company shall pay as liquidated damages additional interest on the principal amount of the Notes, payable in cash and equal to one-half of one percent (1/2%) per annum, to holders of the Notes.
The amount of the liquidated damages (and the additional interest payable on the principal amount of the Notes) will increase by an additional one-half of one percent (1/2%) per annum with respect to each subsequent 90-day period until a registration statement with respect to the shares of the Company's Common Stock issuable upon conversion of the Notes is declared effective by the Commission, up to a maximum amount of liquidated damages (additional interest) of five percent (5%) per annum. Such additional interest as liquidated damages with respect to the filing of a registration statement shall accrue until such time as the registration statement is filed with the Commission and such additional interest as liquidated damages with respect to the effectiveness of a registration statement shall accrue until such time as a satisfactory registration statement is declared effective by the Commission. The payment of such interest shall not excuse the Company from its obligations to use its best efforts to register such shares of the Company's Common Stock issuable upon the conversion of the Notes.

     The Shares offered hereby represent the number of Shares issuable upon conversion of $35 million in aggregate principal amount of Notes, as such number and type of shares may be increased or decreased as a result of adjustments to the conversion rate pursuant to the anti-dilution provisions of the Notes. At the current conversion rate, 3,500,000 shares of Common Stock are issuable upon conversion of $35 million aggregate principal amount of the Notes.

                              SELLING STOCKHOLDERS

     The persons identified below for whose account Shares are being offered hereby is referred to herein as a "Selling Stockholder." The table set forth below and the footnotes thereto provide the following information: the names and addresses of the persons who currently hold Notes, the aggregate principal amount of the Notes held by each such holder, the number of whole shares of Common Stock into which the Notes of such holder are convertible at the current conversion rate and the number of shares of Common Stock beneficially owned as of the date of this Prospectus by each such holder.


                                                    No. of Whole
                                                    Shares of        No. of Shares   No. of Whole
                                     Aggregate      Common Stock     of Common       Shares of          Percent of
                                     Principal      Into Which       Stock           Common Stock       Class to be
                                     Amount of      Notes are        Beneficially    Owned After        Owned After
Name and Address of Holder           Notes Held     Convertible      Owned (1)       The Offering(2)    Offering
- --------------------------------------------------------------------------------------------------------------------
L.D. and Tracy Blatt               $  100,000         10,000         10,000              0              *
31915 Groesbeck
Fraser, MI 48026

Robert D. Burrows and              $  100,000         10,000         10,000              0              *
Geraldine P. Burrows
2200 Middleton Road
Hudson, OH 44236

Jimmy H. Caplan                    $   30,000          3,000          3,000              0              *
Market Makers
1708 De La Vina Street
Santa Barbara, CA 93101

Edward DeLacy                      $   50,000          5,000          5,000              0              *
2145 Piedras Drive
Santa Barbara, CA  93105

Atticus Partners, L.P.             $  500,000         50,000         50,000              0              *
Citicorp Center
153 E. 53rd St., 43rd Floor
New York, NY 10022

Dreyfus Corporation Strategic      $5,250,000        525,000        525,000              0              *
Investing Fund
200 Park Ave., 55th Floor
New York, NY 10166

Dreyfus Corporation Strategic      $6,650,000        665,000        665,000              0              *
Income Fund
200 Park Ave., 55th Floor
New York, NY 10166

Dreyfus Corporation Aggressive     $  100,000         10,000         10,000              0              *
Value Fund
200 Park Ave., 55th Floor
New York, NY 10166

Fir Tree Value Fund, L.P.          $2,250,000        225,000        225,000              0              *
1211 Avenue of the Americas
29th Floor
New York, NY 10036



                                                    No. of Whole
                                                    Shares of        No. of Shares   No. of Whole
                                     Aggregate      Common Stock     of Common       Shares of          Percent of
                                     Principal      Into Which       Stock           Common Stock       Class to be
                                     Amount of      Notes are        Beneficially    Owned After        Owned After
Name and Address of Holder           Notes Held     Convertible      Owned (1)       The Offering(2)    Offering
- --------------------------------------------------------------------------------------------------------------------------------
Fir Tree Value Partners, LDC       $  750,000         75,000              75,000             0                   *
1211 Avenue of the Americas
29th Floor
New York, NY 10036

Michael and Nancy Freedman         $  100,000         10,000              10,000             0                   *
30400 Telegraph Road, #435
Birmingham, MI  48010

Little Wing L.P.                   $  350,000         35,000              35,000             0                   *
375 Park Avenue, Suite 1404
New York, NY   10152

Roger Miles                        $  100,000         10,000              10,000             0                   *
59 Lupine Avenue, #8
San Francisco, CA  94118

Oracle Partners, L.P.              $3,150,000        315,000             390,200(3)       75,200(3)              *
712 Fifth Avenue, 45th Floor
New York, NY 10019

Oracle Institutional Partners,     $  490,000         49,000             124,200(3)       75,200(3)              *
L.P.
712 Fifth Avenue, 4th Floor
New York, NY 10019

Quasar International Partners,     $  840,000         84,000             159,200(3)       75,200(3)              *
C.V.
712 Fifth Avenue, 45th Floor
New York, NY 10019

GSAM Oracle Fund                   $2,520,000        252,000             327,200(3)       75,200(3)              *
712 Fifth Avenue, 45th Floor
New York, NY 10019

Risk Arbitrage Partners, L.P.      $  500,000         50,000               50,000             0                  *
712 Fifth Avenue, 45th Floor
New York, NY 10019

Norman Salzitz                     $  100,000         10,000               15,000           5,000                *
9 Craig Road
Springfield, NJ 07081

SC Fundamental Value Fund,         $5,485,000        548,500              548,500(4)          0                  *
L.P.
Siegler, Collery & Co.
712 Fifth Avenue, 19th Floor
New York, NY 10019



                                                    No. of Whole
                                                    Shares of        No. of Shares   No. of Whole
                                     Aggregate      Common Stock     of Common       Shares of          Percent of
                                     Principal      Into Which       Stock           Common Stock       Class to be
                                     Amount of      Notes are        Beneficially    Owned After        Owned After
Name and Address of Holder           Notes Held     Convertible      Owned (1)       The Offering(2)    Offering
- ---------------------------------------------------------------------------------------------------------------------------
SC Fundamental Value BVI, Ltd.     $2,975,000        297,500        297,500(4)           0              *
Citco Fund Services
Corporate Center, W. Bay Rd.
Grand Cayman
Cayman Islands
P.O. Box 31106 SMB

Steven Smith                       $  210,000         21,000         21,000              0              *
32 Lakecrest
Gross Pointe Farms
Detroit, MI 48236

Gary Fuhrman                       $  100,000         10,000         10,000              0              *
254 East 68th St., 24A
New York, NY 10021

Glen Rock Partners, L.P.           $  900,000         90,000         90,000              0              *
c/o RH Capital Associates
55 Harristown Road
Glen Rock, NJ 07452

MB Partners                        $1,360,000        136,000        136,000              0              *
900 North Michigan Avenue
Suite 1900
Chicago, IL 60611
Attn: Greg Carlin


- -----------------------------


     (1) The number of shares specified in this table as being beneficially owned by each Selling Stockholder assumes the conversion of all Notes beneficially owned by such Selling Stockholder.

     (2) The number of shares specified in this column assumes that each Selling Stockholder sells all shares issuable upon conversion of all Notes beneficially owned by such Selling Stockholder.

     (3) Includes 75,200 shares of Common Stock beneficially owned by Larry N. Feinberg. Mr. Feinberg is a principal of the general partner of Oracle Partners, L.P., Oracle Institutional Partners, L.P., Quasar International Partners, C.V. and GSAM Oracle Fund.

     (4) Gary N. Seigler and Peter M. Collery are controlling stockholders, directors and president and vice president, respectively, of the identified person or the general partner thereof and have the power to direct the voting and investment decisions of each.

     Neither the Company nor any of its affiliates has had any material relationship with any Selling Stockholder within the past three years. Jimmy H. Caplan d/b/a/ Market Makers has provided financial communications and public relations services to the Company as an independent contractor since February 1987. The Company has agreed to bear all costs and expenses of registering the Shares under the Securities Act, including registration fees, its legal and accounting fees and expenses and photocopying costs. The Selling Stockholders will bear all other expenses of the offering and sale of the Shares, including any underwriting discounts, selling commissions or other compensation to agents, broker-dealers or underwriters, transfer fees or taxes, if any, and fees and expenses of counsel and other advisers, if any, to the Selling Stockholders.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered by the Selling Stockholders. The Company will receive no proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq SmallCap Market, in secondary or other distributions in accordance with the rules of the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the number of Shares to be sold, the purchase price, the name of any such agent, dealer or underwriter, and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by the Selling Stockholders hereby will be the purchase price of such Shares less a broker's commission.

     There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If any Shares are sold in an underwritten offering, such Shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any underwriters to purchase Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Shares specified in such Prospectus Supplement if any are purchased.

     Shares may be sold through a broker-dealer acting as agent or broker for the Selling Stockholders, or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Shares to the public at varying prices to be determined by such broker-dealer at the time of resale.

     The Company has been advised by the Selling Stockholders that they have not, as of the date of this Prospectus, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of the Shares.

     To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                                     EXPERTS

     The consolidated balance sheets of Inamed Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules which appear in Inamed Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the reports, dated March 28, 1996, of Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing. Certain legal matters with respect to the Shares will be passed upon for the Company by Shutts & Bowen, Miami, Florida.

                             ADDITIONAL INFORMATION

     The Prospectus does not contain all the information set forth in the Registration Statement, or amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

     The Florida Business Corporation Act and the Bylaws of the Company provide for indemnification of the Company's officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus or any Prospectus Supplement in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.



                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Shares Being Offered . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                               INAMED CORPORATION


                                  Common Stock


                                   PROSPECTUS


                                March  ___, 1995

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All of the expenses in connection with the distribution of the Shares are set forth below and will be borne by the Registrant.

Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . .    $13,654
*Blue Sky Fees and Expenses (including counsel fees) . . . . . . .      1,000
*Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . .      4,000
*Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . .      8,500
*Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
                                                                      -------
*Total                                                                $28,154


- --------------------
  *Estimated



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Subsection (2) of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Subsection (3) of Section 607.0850 of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Subsection (4) of Section 607.0850 of the FBCA provides that any indemnification under subsections (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2) of Section
607.0850.  Such determination shall be made:

          (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c)  by independent legal counsel:

               (1) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

               (2)  if no quorum of directors can be obtained under paragraph
     (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Under subsection (6) of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Subsection (7) of Section 607.0850 of the FBCA states that indemnification and advancements of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee or agent were material to the adjudicated cause of action and such person (a) violated criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Subsection (8) of Section 607.0850 provides that indemnification and advancement of expenses shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     Subsection (9) of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

     Subsection (12) of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

     The Company is obligated under its Bylaws to indemnify a present or former director, officer, employee or agent of the Company and may indemnify any other person, in connection with any threatened, pending or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of an officer's or director's past or future service to the Company or a subsidiary, or to another organization at the request of the Company or a subsidiary, if he acted in faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether the standards referred to above have been met is made by (i) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a majority of a committee of two or more disinterested directors if so designated by the Board, or (iii) by independent legal counsel in a written opinion, or (iv) by the shareholders.

ITEM 16. EXHIBITS

     See Exhibit Index at Page II-6.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 29, 1996.


                              INAMED CORPORATION


                              By:  /s/ Donald K. McGhan
                                   ---------------------------
                                    Name:   Donald K. McGhan
                                    Title:    President and Chairman

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald K. McGhan and Michael D. Farney, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:


Signature                Title                                             Date
- -----------              --------                                          -------


/s/ Donald K. McGhan     Director, Chairman of the Board and
- --------------------     President (Principal Executive Officer)           March 29, 1996
Donald K. McGhan



/s/ Michael D. Farney    Director, Chief Executive Officer
- --------------------     and Chief Financial Officer                       March 29, 1996
Michael D. Farney        (Principal Accounting and Financial Officer)

                                  EXHIBIT INDEX


Exhibit   Description                                                                                    Filed (F)
- -------   ------------------------------------------------------------------------------------           ---------
4.1       Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 of Company's Annual Report on Form 10-K for the year ended December 31,
          1995 (Commission File No. 0-7101)).

4.2       Bylaws of the Company (Incorporated herein by reference to Exhibit 3.2 of the
          Company's Annual Report on Form 10-K for the year ended December 31, 1995
          (Commission File No. 0-7101)).

4.3       Specimen Stock Certificate for Inamed Corporation Common Stock, par value $.01
          per Share.                                                                                          F

5.1       Opinion of Shutts & Bowen.                                                                          F

23.1      Consent of Coopers & Lybrand L.L.P.                                                                 *

23.2      Consent of Shutts & Bowen (included in Exhibit 5.1).                                                F

24.1      Power of Attorney (included on page II-5).                                                          F


*To be filed by amendment.